EXHIBIT 10.20

                   STOCK PURCHASE AGREEMENT
                           BETWEEN
                         E-T-T, INC.
                            AND
                   JACKPOT ENTERPRISES, INC.

                    Dated as of July 8, 2000

                          STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of July 8, 2000 (the "Effective Date"), by and between E-T-T, Inc., a Nevada corporation (the "Purchaser"), and Jackpot Enterprises, Inc., a Nevada corporation (the "Seller") and the sole shareholder of each of the subsidiaries set forth on Exhibit A attached hereto, each such company a Nevada corporation (and collectively, the "Companies").

                            W I T N E S S E T H:

          WHEREAS, each of the Companies is engaged in the business of operating gaming machines in local establishments in Nevada (the
"Business");

          WHEREAS, the Seller owns the number of shares of common stock, (the "Shares"), of each of the Companies as set forth opposite the name of such Company on Exhibit A, which Shares constitute all of the issued and outstanding shares of capital stock of each of the Companies; and

          WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth; and

          WHEREAS, certain terms used in this Agreement are defined in
Section 10.1;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
                                  ARTICLE I

                         SALE AND PURCHASE OF SHARES

            1.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares free and clear of any mortgage, imperfection of title, lien, pledge, option, security interest, claim, deed of trust, hypothecation, charge or other encumbrance of any kind whatsoever.

                                 ARTICLE II

                          PURCHASE PRICE AND PAYMENT

            2.1 Amount of Purchase Price. The purchase price for the Shares shall be an amount equal to $45,000,000 (the "Purchase Price").

            2.2  Payment of Purchase Price.

            (a) On the Effective Date, the Purchaser shall pay a sum equal to twenty (20%) percent of the Purchase Price, $9,000,000 (the "Initial Payment"), to McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, (the "Escrow Agent") subject to the terms and conditions set forth in the Escrow Agreement attached hereto as Exhibit B, which shall be paid by the delivery to the Escrow Agent of, at the election of the Purchaser, a certified or bank cashier's check in New York Clearing House Funds, payable to the order of the Escrow Agent or by wire transfer of immediately available funds into an account designated by the Escrow Agent. The Initial Payment shall be deposited by the Escrow Agent in an interest bearing account or instrument (which interest shall not be credited against the Purchase Price) until such time as the Escrow Agent is required to pay such deposit to the Seller or the Purchaser, as the case may be, pursuant to
Section 2.2(b) or Section 3.3(b) as applicable.

            (b) On the Closing Date, (i) the Escrow Agent shall pay the Initial Payment to the Seller and (ii) the Purchaser shall pay a sum equal to the Purchase Price less the Initial Payment, $36,000,000 (the "Final Payment"), to the Seller, both payments of which shall be paid by the delivery to the Seller of certified or bank cashier's checks by each of the Escrow Agent and the Purchaser in New York Clearing House Funds, payable to the order of Seller or, at the Seller's option, by wire transfers of immediately available funds into an account designated by the Seller.

            (c) On the Closing Date, the Escrow Agent shall pay to the Purchaser a sum equal to all of the accrued interest on the Initial Payment.

                                 ARTICLE III

                           CLOSING AND TERMINATION

            3.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at 10:00 a.m. at the offices of Kummer Kaempfer Bonner & Renshaw located at 3800 Howard Hughes Parkway, Seventh Floor, Las Vegas, Nevada
89109 (or at such other place as the parties may designate in writing) within seventy-two (72) hours of the receipt by the Seller of the Gaming Approvals, or on such other date as the Seller and the Purchaser may designate in writing. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date."

            3.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

            (a) At the election of the Seller or the Purchaser on or after the twelve (12) month anniversary of the Effective Date, if the Closing shall not have occurred by the close of business on such date, provided that the Seller is not in default of any of its obligations hereunder;

            (b) by mutual written consent of the Seller and the Purchaser;

            (c) by the Seller or the Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction (other than an order by a Governmental Body specifically mentioned in subsection (e) or (h) hereof) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

            (d) by the Seller, in the event of termination and abandonment by the Purchaser for any reason directly attributable to an act or omission to act of the Purchaser or any affiliates in breach of this Agreement, including without limitation, the provisions related to the Purchaser's inability to receive financing pursuant to Section 5.7, or the Escrow Agreement;

            (e) by the Seller anytime after any Gaming Approval is denied or otherwise refused to be granted by any Governmental Body to Purchaser, or after an application filed by the Purchaser with any Governmental Body for approval to purchase the Shares or any other material Gaming Approval is withdrawn by the Purchaser; or

            (f) by the Seller if, after a Compliance Review, it is determined in good faith by the Seller's board of directors that the Seller should not proceed with the sale of the Shares to the Purchaser because the Seller reasonably believes that the Purchaser or any of its principals are "unsuitable persons" or that the sale of the Shares will result in an "unsuitable situation" as such terms are defined in the Compliance Plan.

            (g) by the Purchaser, in the event of termination and abandonment by the Seller for any reason directly attributable to an act or omission to act of the Seller or any affiliate in breach of this Agreement or the Escrow Agreement;

            (h) by the Seller or the Purchaser if the Federal Trade Commission, the Department of Justice or any state agency does not approve of the transaction under the HSR Act or any similar state anti-trust statute.

            3.3  Procedure Upon Termination.

            (a) In the event of termination and abandonment by the Purchaser or the Seller, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Seller.

            (b) In the event of termination and abandonment, for any reason other than a termination pursuant to Section 3.2(b), 3.2(c), 3.2(f), 3.2(g) or 3.2(h), the Purchaser shall pay the Seller a termination fee (the "Termination Fee") in an amount equal to the Initial Payment plus accrued interest thereon.

            (c) In the event of termination and abandonment for any reason, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, including all copies thereof, whether so obtained before or after the execution hereof, to the party furnishing the same, including, but not limited to, information furnished to the Purchaser relating to the business of the Companies, slot location leases, licenses, operating agreements, financial information and financial projections.

            3.4 Effect of Termination. In the event that this Agreement is validly terminated as provided herein and in accordance with Article IX hereof, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Companies or the Seller; provided, however, that the obligations of the parties set forth in Section 9.1 hereof shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 3.4 shall relieve the Purchaser or the Seller of any liability for a breach of this Agreement. If the Seller shall, pursuant to
Section 3.3(b) hereof, be entitled to the Termination Fee and accrued interest thereon, then the parties shall so notify the Escrow Agent in writing within five (5) business days of such termination and the Initial Payment shall be paid to the Seller by the Escrow Agent within twenty (20) business days of such termination. If the Seller shall, pursuant to Section 3.3(b) hereof, not be entitled to a Termination Fee, then the parties shall so notify the Escrow Agent in writing within five (5) business days of such termination and the Initial Payment and accrued interest thereon shall be returned in full by the Escrow Agent to the Purchaser within twenty (20) business days of the date of such termination.

                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE SELLER

               The Seller hereby represents and warrants to the Purchaser that:

            4.1 Organization and Good Standing.

               Each of the Companies and the Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite corporate power and authority, including all necessary licenses and permits, to own, lease and operate its properties and assets and to carry on its business as now conducted. Each of the Companies is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. The Companies' assets are sufficient in all material respects to carry out the Business as presently conducted. There are no assets material to the operation of the Business that are not owned or leased by the Company.

            4.2 Authorization of Agreement. Subject to the receipt of all Gaming Approvals, the Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly authorized by all required corporate action on the part of the Seller and duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            4.3   Capitalization.

            (a) The Seller owns of record and beneficially all of the issued and outstanding capital stock of the Companies. The authorized capital stock of each of the Companies is as set forth on Exhibit A attached hereto (collectively, the "Common Stock"). As of the date hereof, the shares of Common Stock issued and outstanding of each of the Companies is as set forth opposite the name of such Company on Exhibit A. All of the issued and outstanding shares of Common Stock of each of the Companies was duly authorized for issuance and are validly issued, fully paid and non-assessable. All of such shares have been issued in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") and the Companies have not violated the Securities Act or any state securities or Blue Sky laws in connection with the issuance of any such shares.

            (b) There is no existing option, warrant, call, right, commitment or other agreement of any character to which the Seller or any of the Companies is a party requiring, and there are no securities of any of the Companies outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of any of the Companies or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of any of the Companies. Neither the Seller nor any of the Companies are a party to any voting trust or other voting agreement with respect to any of the shares of Common Stock or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of any of the Companies.

            4.4 Subsidiaries. The Companies do not, directly or indirectly, own or control any investment (whether equity or debt) in any corporation, partnership, joint venture, business organization, trust or other entity.

            4.5            Corporate Records.

            (a) The Seller has delivered to the Purchaser true, correct and complete copies of the articles of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of each of the Companies.

            (b) The minute books of each of the Companies previously made available to the Purchaser contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of each of the Companies. The stock certificate books and stock transfer ledgers of each of the Companies previously made available to the Purchaser are true, correct and complete. Since the date the Seller made the minute books and stock transfer letters available to the Purchaser, there have been no modifications, amendments, corrections or other changes made to, approved or authorized with respect to the foregoing documents. All stock transfer taxes levied or payable with respect to all transfers of shares of each of the Companies prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

            4.6 Conflicts; Consents of Third Parties.

            (a) Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"), and subject to the receipt of all Gaming Approvals, neither the execution and delivery by the Seller of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws or comparable organizational documents of any of the Companies; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of the Companies is a party or by which any of them or any of their respective properties or assets is bound;
(iii) violate any statute, rule, regulation, writ, injunction, judgment, ruling, law, order or decree of any governmental body or authority by which any of the Companies is bound; or (iv) result in the creation of any Lien upon the properties or assets of any of the Companies except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

            (b) Except for compliance with the applicable requirements of the HSR Act, receipt of all Gaming Approvals and as set forth in Schedule 4.6(b) hereto, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Seller, or any of the Companies in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by the Seller or any of the Companies as the case may be, with any of the provisions hereof or thereof.

            4.7 Ownership and Transfer of Shares. The Seller is the record and beneficial owner of the Shares, free and clear of any and all Liens. Except for compliance with the applicable requirements of the HSR Act and subject to the receipt of all Gaming Approvals, the Seller has the corporate power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of any and all Liens.
            4.8 Financial Statements. The Seller has delivered to the Purchaser true and complete copies of (i) the audited consolidated balance sheets of the Seller as at June 30, 1998 and 1999 and the related audited consolidated statements of income and of cash flows of the Seller for the years then ended and (ii) the unaudited consolidated balance sheet of the Companies as at March 31, 2000 (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). Each of the Financial Statements is complete and correct in all material respects, has been (or will be) prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Companies without modification of the accounting principles used in the preparation thereof and presents fairly the financial position, results of operations and cash flows of the Companies as at the dates and for the periods indicated.

            For the purposes hereof, the unaudited consolidated balance sheet of the Companies as at March 31, 2000 is referred to as the "Balance Sheet" and March 31, 2000 is referred to as the "Balance Sheet Date."

            4.9 No Undisclosed Liabilities. None of the Companies have any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

            4.10 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.10, since the Balance Sheet Date:

          (i) there has not been any Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Material Adverse Change;

          (ii) there has not been any damage, destruction or loss, not covered by insurance, with respect to the property and assets of the Companies having a replacement cost of more than $50,000 for any single loss or $150,000 for all such losses;

          (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Companies or any repurchase, redemption or other acquisition by the Seller or the Companies of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Companies;

          (iv) none of the Companies increased rates of compensation (including bonuses) payable or to become payable to their employees, officers, agents or consultants with respect to the Business, except to the extent accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Companies' directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, Companies awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives, except as to all of the above, other than normal increases in the ordinary course of business consistent with past practice;

          (v) there has not been any change by any of the Companies in accounting or Tax reporting principles, methods or policies;

          (vi) none of the Companies have entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;

          (vii) none of the Companies have failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

          (viii) none of the Companies have made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Seller or any Affiliate of the Seller;

          (ix) none of the Companies have mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Companies, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

          (x) none of the Companies have discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Companies;

          (xi) none of the Companies have canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to any of the Companies;

          (xii) none of the Companies have made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $150,000 in the aggregate except in the ordinary course of business, and consistent with past practices;

          (xiii) none of the Companies have instituted or settled any material Legal Proceeding; and

          (xiv) neither the Seller nor the Companies have agreed to take any actions set forth in this Section 4.10.

          (xv) There has not been any loan or advance by the Companies to any person, except a normal travel advance or other reasonable expense advance to an officer or employee of the Companies on normal trade terms extended to customers except in the ordinary course of business and consistent with past practice;

          (xvi) There has not been any sale or transfer of any properties or assets, other than in the ordinary course of business and consistent with past practice or any cancellation of any debts or claims of the Companies;

          (xvii) There has not been any amendment, modification or termination of any material contract or agreement to which the Companies are a party or pursuant to which their properties or assets may be bound;

          (xviii) There has not been any sale or granting to any party or parties of any license, franchise, option or other right of any nature whatsoever with respect to the Companies' business or termination of any such rights.

            4.11 Taxes.  (a) Except as set forth in Schedule 4.11:

           (i) Each of the Companies, and any combined, consolidated, unitary or affiliated group of which the Companies are or have been a member prior to the Closing Date: (x) have paid all Taxes required to be paid on or prior to the Closing Date (including, without limitation, payments of estimated Taxes) for which the Companies could be held liable; and (y) have accurately and timely filed (or timely filed an extension for) all federal, state, local, and foreign tax returns, reports and forms with respect to such Taxes required to be filed by them on or before the Closing Date.

            (ii) All Taxes attributable to all taxable periods ending on or before the Closing Date, to the extent not required to be previously paid have been fully and adequately reserved for (as taxes payable or accrued taxes) on the Financial Statements and the Seller will not accrue a Tax liability from the date of the Financial Statements up to and including the Closing Date other than a Tax Liability accrued in the ordinary course of business.

            (iii) There is no material dispute or claim, or any action, suit, proceeding, audit or investigation concerning any liability for Taxes of the Companies either (x) claimed or raised by any authority in writing or (y) as to which each of the Companies has knowledge based upon personal contact with any agent of such authority. Except as set forth in Schedule 4.11, there are no deficiencies for any Taxes and none has been asserted or assessed in writing for which the Seller or the Companies could be liable, which remain unpaid or unsettled.

            (iv) Neither the Seller nor any of the Companies have waived or extended any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

            (v) None of the Companies have made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code 280G and
       (z) none of the Companies will have any liability on or after the Closing Date pursuant to any tax allocation or sharing agreement.

          Neither the Seller nor the Companies have taken any action that would require an adjustment pursuant to Section 481 of the Code, by reason of a change in accounting method or otherwise. The Company has not filed a Consent under Section 341(f)(1) of the Code or agreed to have the provisions of Section 341(f)(2) of the Code apply to any disposition of "subsection (f) assets" as such term is defined in
          Section 341(f)(4) of the Code.

          It is the intent of the Seller and the Purchaser to qualify this acquisition under 338(h)(10) of the Code and both the Seller and the Purchaser agree to file such consents as may be necessary to effectuate such intent. The Seller and the Purchaser agree to promptly prepare a schedule allocating the Purchase Price to the assets of the Companies.

          No Tax assessment or deficiency which has not been paid or for which an adequate reserve has not been set aside, has been made or proposed against the Companies, nor are any of the Tax Returns not being or, to the best knowledge of Seller, threatened to be examined or audited, and no consents waiving or extending any applicable statutes of limitations for the Tax Returns, or any Taxes required to be paid thereunder, been filed. The Seller shall promptly notify the Purchaser of any notice of pending action or proceeding involving Taxes relating to the Companies between the date of this Agreement and the Effective Date. All Tax deficiencies determined as a result of any past completed audit have been satisfied. The Seller has delivered to the Purchaser complete and correct copies of all audit reports and statements of deficiencies with respect to any Tax assessed against or agreed to by the Companies for the three most recent taxable periods for which such audit reports and statements of deficiencies have been received by the Seller.

          Without limiting the foregoing representations in any way, the Companies have collected all sales, use, transaction privilege and value added Taxes required to be collected, and has remitted, or will remit in a timely basis, such amounts to the appropriate governmental authorities and has furnished properly completed exemption certificates for all exempt transactions.

          Without limiting the foregoing representations in any way, the Companies have properly withheld income and social security or other similar Taxes and paid payroll Taxes with respect to all persons properly characterized as employees for federal, state or local Tax purposes. None of the assets of the Companies are subject to any liens in respect of Taxes (other than for current Taxes not yet due and payable).

          (b) Schedule 4.11 sets forth all federal, state, local and foreign Income Tax Returns filed with respect to each of the Companies for taxable periods ended on or after June 30, 1999, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. Each of the Companies has delivered or made available to the Purchaser correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by each of the Companies since January 1, 2000.

            4.12 Real Property.

            (a) None of the Companies own any real property. Schedule 4.12 sets forth a complete list of all real property and interests in real property leased by the Companies (individually, a "Real Property Lease" and the real properties specified in such leases being referred to herein individually as a "Company Property" and collectively as the "Company Properties") as lessee or lessor. In addition each of the Companies utilizes the properties described in Schedule 7.2(i) leased by the Seller, which lease shall be assumed by the Purchaser (or an Affiliate) prior to the Closing Date. Except as set forth in Schedule 4.12 hereto, the Company Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Companies and which are necessary for the continued operation of the business of the Companies as the business is currently conducted. Each of the Companies has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and the Companies have not received any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Companies under any of the Real Property Leases. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Companies are in good operating condition and repair (subject to normal wear and tear). The Seller has delivered to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

            (b) Each of the Companies has all material certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and each of the Companies has fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

            (c) There does not exist any actual or, to the best knowledge of the Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and the Seller has not received any notice, oral or written, of the intention of any Governmental Body or other Person, or been made aware of any existing fact related thereto, to take or use all or any part thereof.

            (d) Neither the Seller nor the Companies have received any written notice from any insurance Companies that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

            (e) None of the Companies own or hold, and is not obligated under or a party to, any option, right of first refusal or other Contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

            4.13  Tangible Personal Property.

            (a) Schedule 4.13 sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $10,000 relating to personal property used in the business of the Companies to which the Companies are a party or by which the properties or assets of the Companies are bound. The Seller has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

            (b) Each of the Companies has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by any of the Companies or by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

            (c) Each of the Companies has good, valid and marketable title to all of the items of tangible personal property reflected in the Balance
Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice) free and clear of any and all Liens other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Companies are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

            (d) All of the items of tangible personal property used by the Companies under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and there are no material defects in the physical condition or operability of such tangible personal property that would impair the use of such tangible personal property as it is currently used.

          4.14 Intangible Property. Schedule 4.14 contains a complete and correct list of each patent, trademark, trade name, service mark, trade secret and copyright owned, licensed or used by the Companies as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 4.14, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all mortgages, claims, liens, security interests, charges and encumbrances and is in good standing and not the subject of any challenge. There have been no claims made and neither the Seller nor any of the Companies have received any notice or otherwise knows or has reason to believe that any of the foregoing is invalid or conflicts with the asserted rights of others, and the Companies are not infringing upon or otherwise acting adversely to the right or claimed right of any person or entity with respect to the intangible property. Each of the Companies possess all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulae and other proprietary and trade rights necessary for the conduct of its business as now conducted, not subject to any restrictions and without any known conflict with the rights of others, and the Companies have not forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formulae or other proprietary right necessary for the conduct of its business as conducted on the date hereof. None of the Companies are under any obligation to pay any royalties or similar payments in connection with any license to the Seller or any affiliate thereof. Except as set forth on
Schedule 4.14, to the Seller's knowledge, none of the patents, trademarks, trade names, service marks and copyrights are being infringed upon or appropriated by others, and none is subject to any outstanding litigation or judgment affecting the scope of free and unrestricted use by the Companies or is used contrary to the provisions of any licensing or other contract. Except as set forth on Schedule 4.14, there exist no material geographic restrictions on the use by the Companies of such marks.

          4.15 Material Contracts. Schedule 4.15 sets forth all of the following Contracts to which the Companies are a party or by which they are bound (collectively, the "Material Contracts"): (i) Contracts with the Seller or any current officer or director or agent of the Companies;
(ii) Contracts with any labor union or association representing any employee of the Companies; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of the Companies other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements; (vi) material Contracts containing covenants of the Companies not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Companies in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by the Companies of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts, other than Real Property Leases, which involve the expenditure of more than $50,000 in the aggregate or $10,000 annually or require performance by any party more than one year from the date hereof. There have been made available to the Purchaser, its affiliates and their representatives true and complete copies of all of the Material Contracts. Except as set forth on Schedule 4.15, all of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of the Companies, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 4.15, none of the Companies are in default in any material respect under any Material Contracts, nor, to the knowledge of the Seller, is any other party to any Material Contract in default thereunder in any material respect, and there are no facts or circumstances known to the Seller or the Companies that would reasonably indicate that the Seller, the Companies, or any other party to any Material Contract will or may be in breach thereof.

          4.16  Employee Benefits.
          (a)   Schedule 4.16(a) sets forth a complete and correct list of
(i) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other pension plans or employee benefit arrangements, programs or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) maintained by the Companies or to which the Companies contribute or are obligated to contribute thereunder with respect to employees of the Companies ("Employee Benefit Plans") and (ii) all "employee pension plans", as defined in Section 3(2) of ERISA, maintained by the Companies or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, with the Companies under Section 414(b), (c), (m) or (o) of the ("ERISA Affiliate") or to which the Companies, or any ERISA Affiliate contributed or is obligated to contribute thereunder ("Pension Plans"). Schedule 4.16(a) clearly identifies, in separate categories, Employee Benefit Plans or Pension Plans that are (i) subject to Section 4063 and 4064 of ERISA ("Multiple Employer Plans"), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) ("Multiemployer Plans") or (iii) "benefit plans", within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee's or his beneficiary's sole expense).

          (b) None of the Companies have any withdrawal or other liability (contingent or otherwise) under Title IV of ERISA with respect to any Multiple Employer Plan or Multiemployer Plan.

          (c) Each of the Employee Benefit Plans and Pension Plans intended to qualify under Section 401 of the Code ("Qualified Plans") so qualify and the trusts maintained thereto are exempt from federal income taxation under
Section 501 of the Code, and, except as disclosed on Schedule 4.16(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

          (d) All contributions and premiums required by law or by the terms of any Employee Benefit Plan or Pension Plan which are defined benefit plans or money purchase plans or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to
Section 412 of the Code. All contributions that have not been paid have been properly recorded on the books of the Companies.

          (e) The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and Pension Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the "PBGC") in the event it terminated each such plan do not exceed the fair market value of the assets of each such plan. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in full compliance with applicable Law.

          (f) There has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or Pension Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

          (g) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or Pension Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or Pension Plans.

          (h) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans (as applicable), have been delivered to the Purchaser (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three years, (D) the most recent Internal Revenue Service determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and Pension Plans.

          (i) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or Pension Plans, the assets of any such plans or the Companies, or the plan administrator or any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding.

          (j) Each of the Employee Benefit Plans and Pension Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and Pension Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and such amendments or actions are disclosed on
Schedule 4.16(j).

          (k) Each of the Companies and any ERISA Affiliate which maintains a "benefits plan" within the meaning of Section 5000(b)(1) of ERISA have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.

          (l) None of the Seller, any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Seller or any ERISA Affiliate during the previous five-year period ending on the Closing Date.

          (m) None of the Companies or "party in interest" or "disqualified person" with respect to the Employee Benefit Plans or Pension Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA or which could subject it to a material civil penalty imposed pursuant to Section 4975 or 4976 or ERISA.

          (n) None of the Companies, or any ERISA Affiliate have terminated any Employee Benefit Plan or Pension Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

          (o) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of the Companies; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          (p) No stock or other security issued by the Companies form or has formed a material part of the assets of any Employee Benefit Plan or Pension Plan.

          (q) Except as set forth on Schedule 4.16(q), there are no proceedings or lawsuits, and to the knowledge of the Seller, there are no investigations, either currently in progress or expected to be instituted in the future, relating to any Benefit Plan, by any administrative agency, whether local, state or federal.

          (r) Except as set forth on Schedule 4.16(r), there are no pending or threatened lawsuits or other claims (other than routine claims for benefits under the plan) against or involving (i) any Benefit Plan or (ii) any Fiduciary of such Benefit Plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary or Fiduciary thereunder, nor to the knowledge of the Seller is there any reasonable basis for any such claim.

          (s) The Seller has no intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify or change any existing Benefit Plan. The benefits under all Benefit Plans are as represented, and except in the ordinary course of business and consistent with past practices or as required by law, have not been, and will not be increased subsequent to the date documents are provided to Purchaser.

          (t) Except as set forth on Schedule 4.16(t), none of the Benefit Plans or any other employment agreement or arrangement entered into by the Seller or the Companies will entitle any current or former employee to any benefits or other compensation that become payable solely as a result of the consummation of this transaction.

          (u)   None of the Benefit Plans are subject to the tax on unrelated business taxable income or unrelated debt-financed income under Section 511 of the Code.

          (v) Except as set forth on Schedule 4.16(v), no Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation or similar proceeding.

          4.17 Labor. Schedule 4.17 attached hereto contains a complete, current and correct list of all of the Companies' employees ("Employees"), which includes the job, position and compensation payable to each of the Employees.

          (a) None of the Companies are party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Companies.

          (b) No employees of the Companies are represented with respect to the Companies by any labor organization. No labor organization or group of employees of the Companies have made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of the Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Companies pending or, to the best knowledge of the Seller, threatened by any labor organization or group of employees of the Companies.

          (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best knowledge of the Seller, threatened against or involving the Companies. There are no unfair labor practice charges, grievances or complaints pending or, to the best knowledge of the Seller, threatened by or on behalf of any employee or group of employees of the Companies.

          (d) The Companies are in material compliance with all laws, statutes, ordinances, rules, regulations, orders and other requirements relating to the employment of labor, including without limitation Title V11 of the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967, the federal Americans with Disabilities Act, and any and all provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes;

          (e) There is no pending or, to the knowledge of the Seller, threatened charge, complaint, allegation, application or other process or claim against the Companies with respect to the statutes referenced in sub-section (d) above before any federal, territorial, state or local or other governmental or administrative agency or other entity other than in the ordinary course of business consistent with past practices;

          (f) The Companies have paid and performed all obligations when due with respect to its employees, consultants, agents, officers and directors, including without limitation the payment when due in the ordinary course of business of any accrued and payable wages, severance pay, vacation pay, benefits and commissions, except those obligations which are in good faith being challenged by the Companies as not valid obligations of the Companies as more fully described on Schedule 4.17;

          (g) To the knowledge of the Seller, none of the persons performing services for the Companies have been improperly classified as independent contractors or as being exempt from the payment of wages for overtime;

          (h) Schedule 4.17(h) lists each individual who is absent from active employment with the Companies by reason of (i) short-term or long-term disability, (ii) leave of absence under the Family and Medical Leave Act of 1933 (or comparable state statute), (iii) military leave (under conditions that give the employee re-employment rights) or (iv) other approved leave of absence; and

          (i) Schedule 4.17(i) lists each individual who has elected to continue participating in a group health plan of the Companies pursuant to an election under COBRA.

          4.18 Litigation. Except as set forth in Schedule 4.18, there is no suit, action, proceeding, investigation, claim, arbitration or order pending or, to the knowledge of the Seller or the Companies, threatened against the Companies, their assets or business' (or to the knowledge of the Seller or the Companies, pending or threatened, against any of the officers, directors or key employees of the Companies with respect to their business activities on behalf of the Companies), or to which the Seller or the Companies are otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of the Seller nor the Companies is there any reasonable basis for any such action, proceeding, or investigation against the Seller, the Companies or any officers, directors or key employees of the Companies.
None of the Companies are subject to any judgment, order or decree of any court or governmental agency except to the extent the same are not reasonably likely to have a Material Adverse Effect and none of the Companies are engaged in any legal action to recover monies due it or for damages sustained by it.

          4.19  Compliance with Laws; Permits.

          Each of the Companies is in compliance with all Laws applicable to the Companies or to the conduct of the business or operations of the Companies or the use of their respective properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. None of the Companies have received any written notification of any asserted present or past failure by the Companies to comply with such laws, statutes, ordinances, rules, regulations, orders or other requirements. Each of the Companies has all governmental permits and approvals from state, federal or local authorities which are required for the Companies to operate its business. Schedule 4.19 attached hereto contains a complete, current and correct list of all material governmental licenses, permits, franchises, rights and privileges necessary for the present conduct of the Business (the "Licenses"). Except as set forth in Schedule 4.19, the Companies possess all such Licenses. Each of the Licenses is in full force and effect, and there are no pending or, to the knowledge of the Seller, threatened claims or proceedings challenging the validity of or seeking to revoke or discontinue, any of the Licenses. Prior to the date hereof, the Companies have delivered to the Purchaser a complete, current and correct copy of each of the Licenses.

          4.20 Environmental Matters. Except as set forth on Schedule 4.20 hereto:

          (a) the operations of the Companies are in compliance with all applicable Environmental Laws and all permits issued by other governmental authorities pursuant to Environmental Laws or otherwise;

          (b) each of the Companies has obtained all permits required under all applicable Environmental Laws necessary to operate its business;

          (c) none of the Companies are the subject of any outstanding written order or Contract with any governmental authority or person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

          (d) none of the Companies have received any written communication alleging that the Companies may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

          (e) none of the Companies have any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site);

          (f) to the Seller's knowledge, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Companies pending or threatened which could lead to the imposition of any liability pursuant to Environmental Law;

          (g) there is not located at any of the properties of the Companies any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and,

          (h) the Seller has provided to the Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Companies.

          (i) Neither the Seller nor the Companies have discovered or, to their knowledge, caused, and, to the knowledge of the Seller, no other person has discovered or caused, any discharge, emission, disposal or release of Hazardous Substances on the Companies' premises, or any occurrence or condition on such premises or in the vicinity of such premises, which could make such premises subject to restrictions on the ownership, occupancy, transferability or use under any Hazardous Materials Laws.

          4.21 Insurance. Schedule 4.21 sets forth a complete and accurate list of all policies of insurance of any kind or nature covering the Companies or any of their respective employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. Schedule 4.21 details each policy, carrier, the amount of coverage, its expiration date, and the date through which premiums have been paid. All such policies are in full force and effect, and, to the Seller's knowledge, none of the Companies are in default of any provision thereof, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

         To the knowledge of the Seller, such policies (i) are adequate for compliance with all agreements or instruments to which the Companies are a party, or pursuant to which their business, properties or assets may be subject, (ii) are valid, outstanding and enforceable policies, (iii) provide insurance coverage in the amounts indicated in such policies for the Companies' business, properties, assets and operations of the Companies as presently conducted and (iv) will remain in full force and effect through the respective dates set forth on Schedule 4.21, without the payment of additional premiums, other than additional premiums paid in the ordinary course of business or additional premiums required as a result of an audit.
Schedule 4.21 also describes all claims of the Companies which are pending under such insurance policies or have been paid to the Companies since January 1, 1998. Since January 1, 1998, the Companies have not been refused coverage by any insurance carrier with respect to its properties, assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. Prior to the date hereof, the Seller shall have delivered to the Purchaser complete, current and correct copies, in all material respects, of all of the policies of insurance which are maintained by or for the benefit of the Companies.

          4.22  Inventories; Receivables; Payables.

          (a) The inventories of the Companies are in good and marketable condition, and are saleable in the ordinary course of business. All inventories owned by the Companies have been purchased in the ordinary course of business and consistent with anticipated requirements of the Business. Adequate reserves have been reflected in the Balance Sheet for obsolete or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

          (b) All accounts receivable of the Companies have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable of the Companies reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

          (c) All accounts payable of the Companies reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

          4.23 Customers and Suppliers. Schedule 4.23 sets forth a list of the largest customers and the largest suppliers of the Companies, as measured by the dollar amount of purchases therefrom or thereby representing at least 5% of the Companies' consolidated revenues, during the fiscal year ended June 30, 1999 and the eleven month period ended May 31, 2000, showing the approximate total purchases by the Companies from each such supplier and the approximate total revenues by the Companies from each such customer, during such period. Since the Balance Sheet Date, there has not been any Material Adverse Change in the business relationship of the Companies with any customer or supplier listed on Schedule 4.23.

          4.24 Financial Advisors. Except as set forth on Schedule 4.24, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller or the Companies in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee, commission, compensation or like payment in respect thereof.

          4.25  Transactions with Affiliates.  Except as set forth on
Schedule 4.25, neither the Seller nor any of its Affiliates (as defined below), has any interest, directly or indirectly, in any material lease, lien, contract, license, encumbrance, loan or other agreement to which the Companies are a party, any interest (other than as a shareholder) in any properties or assets of the Companies or any interest in any competitor, supplier or customer of the Companies. "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with the subject person, with control being evidenced by ownership of more than 50% of the capital stock of a person or the ability to direct the management or policies of another person through any other means.

          4.26 Bank Accounts. Schedule 4.26 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Companies maintain safe deposit boxes or accounts of any nature.

          4.27  Technology.

          (a) The current software applications used by the Companies in the operation of their business are set forth and described on Schedule 4.28 hereto (the "Software").

          (b) To the extent that any of the Software has been designed or developed by the Seller's management information or development staff or by consultants on the Seller's behalf, such Software is original and capable of copyright protection in the United States, and the Companies have complete rights to and ownership of such Software, including possession of, or ready access to, the source code for such Software in its most recent version. No part of any such Software is an imitation or copy of, or infringes upon the software of any other person or entity, or violates or infringes upon any common law or statutory rights of any other person or entity, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. Neither the Seller nor the Companies have sold, assigned, licensed, distributed or in any other way disposed of or encumbered any of the Software.

          (c) Except as set forth on Schedule 4.28, the Software, to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by the Companies legitimately and is fully transferable hereunder without any third party consent. All of the Companies' computer hardware has legitimately licensed software installed therein.

          (d) The Companies have not knowingly altered its data, or any Software or supporting software which may, in turn, damage the integrity of the data, stored in electronic optical, or magnetic or other form. Except as set forth on Schedule 4.28 hereto, neither the Seller nor the Companies have any knowledge of the existence of any bugs or viruses with respect to the Software.

          (e) The Companies shall, to the maximum possible extent, pass through to the Purchaser all manufacturer's and supplier's warranties and support contracts for the Software that are owned by the Companies, and the Companies shall execute each document that is necessary or appropriate to effectuate the Purchaser's obtaining and enjoying the benefits of any such pass-through warranty.

          (f) The Seller has furnished to the Purchaser true and accurate copies of all existing documentation (end user or otherwise) relating to the use, maintenance and operation of the Software.

                           ARTICLE V

      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

       The Purchaser hereby represents and warrants to the Seller that:

          5.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

          5.2 Authorization of Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby, subject to the receipt of Gaming Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          5.3    Conflicts; Consents of Third Parties.

          (a) Other than compliance with the applicable requirements of the HSR Act and the receipt of all Government Approvals, neither the execution and delivery by the Purchaser of this Agreement and of the Purchaser Documents, nor the compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations, prospects, conditions (financial or otherwise) of the Purchaser and its subsidiaries, taken as a whole.

          (b) Except for compliance with the applicable requirements of the HSR Act, the receipt of the Gaming Approvals and as set forth on Schedule
5.3 hereto, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchaser with any of the provisions hereof or thereof.

          5.4 Litigation. There are no Legal Proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

          5.5 Investment Intention. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof. The Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

          5.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

          5.7 Financing. The Purchaser has received a letter from a recognized financial institution acceptable to the Seller providing for the financing necessary to consummate the transactions contemplated herein which letters have been previously provided to the Seller. The Purchaser has no reason to believe that such financing will not be available at the Closing.

                                 ARTICLE VI

                                  COVENANTS

          6.1   Access to Information.
          (a) The Seller agrees that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Companies and such examination of the books, records and financial condition of the Companies as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Seller shall cooperate, and shall cause the Companies to cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement or the Seller Documents. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Companies, the Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Companies to cooperate fully with such representatives in connection with such review and examination.

          (b) From the date hereof to the Closing Date, the Seller shall use its, and cause the Companies to use their, reasonable efforts to keep the Purchaser informed from time to time concerning any material changes that may occur affecting the Companies. For a period of up to sixty (60) calendar days prior to the Closing Date, the senior executives of the Seller shall meet with the Purchaser on a biweekly basis to provide the Purchaser with an overview and assessment of the Companies' business. The Purchaser acknowledges, agrees and understands that such meetings are to provide information about the Companies and that the Purchaser shall not be entitled to supervise, instruct or manage the business of the Companies.

          6.2    Conduct of the Business Pending the Closing.

          (a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Seller shall, and shall cause the Companies to:

                (i) conduct the respective businesses of the Companies only in the usual, ordinary course consistent with past practice;

                (ii) use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Companies and (B) preserve its present relationship with Persons, customers, suppliers, distributors and others having business dealings with the Companies;

                (iii) maintain (A) all of the assets and properties of the Companies in their current condition and in good working order, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Companies in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

                (iv) (A) maintain the books, accounts and records of the Companies in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Companies and continue to perform its obligations under the Material Contracts; and

                 (v)     comply in all material respects with
          applicable laws, including, without limitation, Environmental
          Laws.

          (b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Seller shall not, and shall cause the Companies not to:
                 (i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Companies or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Companies;

                 (ii) transfer, issue, pledge, sell or dispose of or authorize the transfer, issuance, sale, pledge or disposal of any shares of capital stock or other securities of the Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Companies;

                 (iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Companies;

                 (iv) amend the articles of incorporation or by-laws of the Companies;

                  (v) (A) materially increase the annual level of compensation of any employee of the Companies, (B) materially increase the annual level of compensation payable or to become payable by the Companies to any of their respective executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, other than in the ordinary course consistent with past practice and in such amounts as are fully reserved against in the Financial Statements, (D) materially increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Companies or otherwise modify or amend or terminate any such plan or arrangement other than in the ordinary course of business, and consistent with past practice or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Companies are a party or involving a director, officer or employee of the Companies in his or her capacity as a director, officer or employee of the Companies, except as to all of the above other than normal increases in the ordinary course of business consistent with past practice;

                  (vi) except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

                  (vii) sell, grant, dispose of or authorize the sale, grant, disposal or subject (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted) any of the properties or assets (whether tangible or intangible) of the Companies to any Lien;

                  (viii) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the Companies;

                  (ix) cancel or compromise any debt or claim or waive or release any material right, direct or indirect, of the Companies except in the ordinary course of business consistent with past practice;

                   (x) except as set forth on Schedule 6.2(b)(x), enter into, any commitment for capital expenditures of the Companies (other than in the ordinary course of business, and consistent with past practice) in excess of $50,000 for any individual commitment and $150,000 for all commitments in the aggregate, or incur, assume or pre-pay any long-term debt or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business, and consistent with past practices;

                   (xi) enter into, modify or terminate any labor or collective bargaining agreement of the Companies or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Companies;

                   (xii) introduce any material change with respect to the operation of the Companies, including any material change in the types, nature, composition or quality of its products or services, experience any material change in any contribution of its product lines to its revenues or net income, or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distributions of such products;

                  (xiii)  permit the Companies to enter into any
          transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

                  (xiv) permit the Companies to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

                  (xv) except for transfers of cash pursuant to normal cash management practices, permit the Companies to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, the Seller or any Affiliate of the Seller;

                  (xvi)   agree to do anything prohibited by this
          Section 6.2 or anything which would make any of the representations and warranties of the Seller in this Agreement or the Seller Documents untrue or incorrect in any material respect as of any time through and including the Effective Date;

                  (xvii) amend any Material Contract in any material respect;

                  (xviii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Companies;

                  (xix) make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, make any change to any of its materials, methods of reporting income or deductions (including, without limitation, any change to its methods or basis or write-offs of accounts receivables) for federal income tax purposes;

                  (xx) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect or accounting policies or procedures, unless required by GAAP;

                  (xxi) close, shut down, or otherwise eliminate the Business of the Companies except for such closures, shut downs or eliminations which are (i) required by action, order, writ, injunction, judgment or decree of otherwise required by law, or
          (ii) due to acts of God or other force majeure events; or

                  (xxii)  settle any litigation relating to the
          transactions contemplated hereby other than any settlement which would not (i) be reasonably likely to have a Material Adverse Effect or (ii) materially adversely affect the consummation of the transactions contemplated hereby.

          6.3 Consents. The Seller shall use its best efforts, and the Purchaser shall cooperate with the Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.6(b) hereof; provided, however, that neither the Seller nor the Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

          6.4    Filings with Governmental Bodies.

          (a) As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, file or cause to be filed any reports, notifications or other information that may be required to comply with the applicable requirements of the HSR Act, the Gaming Approvals and as described in Schedules 4.6 and 5.3 and shall furnish or cause to be furnished to the other all such information in its possession as may be reasonably necessary for the completion of the reports, notifications or submissions to be filed by the other. Each party hereto agrees to use its best efforts to comply and cause its Affiliates to comply in a full and timely manner with any request from a Governmental Body for additional information.

          6.5 Compliance Review. The Seller agrees to diligently conduct the Compliance Review of the Purchaser and its principals, as soon as practicable after the Effective Date but in no event more than fifteen days after the Effective Date. The Purchaser agrees to provide such information as may reasonably be requested by the Seller or its compliance review representatives and to cooperate with the Seller during the Compliance Review process.

          6.6 Other Actions. Each of the Seller and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

          6.7    No Solicitation.

          (a) The Seller will not, and will not cause or permit the Companies or any of the Companies' directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Companies other than the transactions contemplated by this Agreement (an "Acquisition Transaction"),
(ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction,
(iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Companies in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller will inform the Purchaser in writing immediately following the receipt by the Seller, the Companies or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

          (b) The Purchaser will not, and will not cause or permit any of its Representatives to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any Acquisition Transaction, (ii) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in any entity engaged in the Business (a "Competing Acquisition Transaction") (iii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction or a Competing Acquisition, (iv) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Companies or any of its Subsidiaries in connection with an Acquisition Transaction, or (v) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Notwithstanding the foregoing, the Purchaser may engage in a Competing Acquisition Transaction with the prior written consent of the Seller, such consent not to be unreasonably withheld. Without limiting the foregoing, it shall be reasonable to withhold consent if such Competing Acquisition Transaction could reasonably be expected to adversely affect the consummation of the transactions contemplated by, or a party's performance under, this Agreement or any Purchaser Documents or materially adversely affect the Seller or the Companies. The Purchaser will inform the Seller in writing immediately following the receipt by the Purchaser or any Representative of any proposal or inquiry in respect of any Acquisition Transaction or Competing Acquisition Transaction.

          6.8 Preservation of Records. Subject to Section 9.8(e) hereof (relating to the preservation of Tax records), the Seller and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Companies for a period of six years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Seller or the Purchaser or any of their Affiliates or in order to enable the Seller or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Seller or the Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

          6.9 Publicity. Neither the Seller nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Seller, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser or the Seller lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

          6.10 Repayment of Loans. On or prior to the Closing Date, all loans or other advances to the Seller or any of its Affiliates listed on
Schedule 6.10 (the "Affiliate Loans"), including any accrued and unpaid interest thereon, shall be repaid in full to the Companies.

          6.11 Cash. The Seller hereby agrees that, on or prior to the Closing Date, the Companies shall have approximately $3.5 million of cash necessary for the immediate continued operation of the Business. Notwithstanding anything herein to the contrary, the parties hereto hereby acknowledge that, all cash above $3.5 million shall be distributed to the Seller immediately prior to the Closing. Each of the Purchaser and the Seller agree to develop a mutually acceptable ownership transition plan prior to the Closing to address gaming device drop procedures and other cash transfer procedures to be applied as of the Closing in order to effectuate a fair and equitable accounting of cash and the transfer of possession of cash retained for the business of the Companies.

          6.12  Environmental Matters.

          (a) The Seller shall permit the Purchaser to conduct such investigations (including investigations known as "Phase I" and "Phase II" environmental audits) of the environmental conditions of the Seller's properties and facilities as the Purchaser, in its sole discretion, shall deem necessary. Such investigations shall be conducted in a manner that minimizes the disruption of the operations of the Seller.

          (b) The Seller shall promptly file all materials required under Environmental Laws (including, without limitation, foreign or state property transfer laws) and all requests required for the issuance, transfer or reissuance to the Purchaser of Permits necessary to conduct the Seller's business prior to the Closing Date.

          6.13 Nonenticement. The Purchaser will, for a period of one year from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates employing, engaging or seeking to employ or engage any Person who within the prior six months had been an officer or employee of the Seller or its Affiliate (other than the Companies), unless such officer or employee resigns voluntarily (without any solicitation from the Purchaser or any of its Affiliates) or is terminated by the Seller after the Closing Date.

          6.14 Financing. The Purchaser will use commercially reasonable efforts to enter into a definitive financing agreement providing for the financing referred to in Section 5.7 and to obtain by the earlier of six months from the date of this Agreement or the Closing Date the financing contemplated by such definitive financing agreements. The Purchaser will keep the Seller apprised of the status of such efforts and of the Purchaser's communications with any sources of such financing.

                                ARTICLE VII

                            CONDITIONS TO CLOSING

          7.1 Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

          (a) all representations and warranties of the Seller contained herein shall be true and correct as of the date hereof;

          (b) all representations and warranties of the Seller contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Seller contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

          (c) the Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

          (d) the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by the Seller certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof;

          (e) the Purchaser shall have been furnished with a certificate of the Seller (in form and substance reasonably satisfactory to the Purchaser) executed by the Seller that the First Amendment has become effective (five days prior to the Closing Date) or that the Companies waived this condition and that the Rite Aid Corporation rent reductions have gone into effect as an amendment);

          (f) Certificates representing 100% of the Shares shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

          (g)      there shall not have been or occurred any Material Adverse
Change;

          (h) the Seller shall have obtained all consents and waivers referred to in Section 4.6 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the Seller Documents;

          (i) no proceedings by or on behalf of any Governmental Body shall have been instituted or threatened or claim or demand made against the Seller, the Companies or the Purchaser seeking to restrain or prohibit the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (j) the Purchaser shall have received the written resignations of each director and officer of the Companies;

          (k) the waiting period under the HSR Act shall have expired or early termination shall have been granted; and

          (l) all Affiliate Loans shall have been repaid to the Companies prior to the Closing Date.

          7.2 Conditions Precedent to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable law):

          (a) all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

          (b) all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

          (c) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

          (d) the Seller shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Seller) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c);

          (e) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (f) the Purchaser shall have obtained all consents including the Gaming Approvals and waivers referred to in Section 5.3 hereof with respect to the transactions contemplated by this Agreement and the Purchaser Documents;

          (g) the waiting period under the HSR Act shall have expired or early termination shall have been granted;

          (h)   the Purchaser shall have obtained the Gaming Approvals;
          (i) the Purchaser (or an Affiliate) shall enter into the Assumption of Lease Agreements (in form and substance reasonably satisfactory to the Seller) relating to the real properties described in
Schedule 7.2(i) hereto provided however that the Purchaser shall not be liable for any costs or expenses specifically related to the transfer of such lease; and

          (j) the Purchaser shall have obtained the financing referred to in Section 5.7 or other financing in an amount sufficient to permit it to pay the Purchase Price on terms reasonably acceptable to it.

                               ARTICLE VIII

                          DOCUMENTS TO BE DELIVERED

          8.1 Documents to be Delivered by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

          (a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

          (b) the certificates referred to in Section 7.1(d) and 7.1(e) hereof;

          (c) the opinion of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, special counsel to the Seller, in a form to be mutually agreed upon;

          (d) copies of all consents and waivers referred to in Section 7.1(g) hereof;

          (e) written evidence of the repayment to the Companies of all Affiliate Loans;

          (f) written resignations of each of the directors and officers of the Companies;

          (g) certificates of good standing with respect to the Companies issued by the Secretary of State of the State of Nevada and for each state in which the Companies are qualified to do business as a foreign corporation; and

          (h) such other documents as the Purchaser shall reasonably request.

              (i)  Non-Compete Agreements with the Seller and certain senior executive officers of the Companies, other than Robert Torkar and George Congdon.

          8.2 Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller the following:

          (a)   evidence of payment of the Purchase Price referred to in
Section 2.2 hereof;

          (b)   the certificates referred to in Section 7.2(d) hereof;

          (c) the opinion of Kummer Kaempfer Bonner & Renshaw, counsel to the Purchaser, in a form to be mutually agreed upon;

          (d) assumption of the Lease Agreements, substantially in the form of Exhibit C hereto, duly executed by the Purchaser (or an Affiliate); and

          (e)   such other documents as the Sellers shall reasonably request.

                                        ARTICLE IX

                                      INDEMNIFICATION

          9.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing and shall continue in effect for a period of one (1) year after the Closing Date (the "General Liability Period") for purposes of enforcement and shall be binding on the parties hereto and their successors, heirs, devisees, legal representatives and assigns.

          9.2 Purchaser's Indemnity. The Purchaser shall indemnify and hold Seller harmless from any claim, demand, loss, liability, damage, or expense (including reasonable attorneys' fees) (collectively, "Seller's Recoverable Losses") arising out of or in connection with (i) breach by Purchaser of any representation or warranty of Purchaser or any covenant or agreement to be performed after Closing, and (ii) claims of third parties with respect to the ownership and/or operation of the Companies from and after the Closing Date (collectively, the "Purchaser Purchase Agreement Breach").

          9.3 Seller's Indemnity. Seller shall indemnify and hold Purchaser harmless from any claim, demand, loss, liability, damage, or expense
(including reasonable attorneys' fees) (collectively, "Purchaser's
Recoverable Losses") arising out of or in connection with (i) any breach by the Seller of any representation or warranty hereof, and (ii) claims of third parties with respect to the ownership and/or operation of the Companies before the Closing Date (collectively, the "Seller Purchase
Agreement Breach").

          9.4 Seller's Pre-Closing Remedies. If the Purchaser defaults under any provision of this Agreement before the Closing Date, the Purchaser and Seller agree that the damages that Seller will sustain as a result thereof will be substantial, but will be difficult to ascertain. Accordingly, the Purchaser and the Seller agree that, in the event of the Purchaser's default before the Closing Date, the Seller shall terminate this Agreement and retain the Initial Deposit. The Purchaser and the Seller agree that it is and will be extremely difficult and impractical to fix the extent of such damages. To avoid these problem, Purchaser and Seller agree that as Seller' sole and exclusive remedy in the event of Purchaser's breach hereof, at law or in equity, the Seller shall be entitled to retain as liquidated damages the Initial Deposit. The Purchaser and the Seller agree that this is reasonable considering all of the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to the Seller that reasonably could be anticipated and the anticipation that proof of actual damages would be costly or inconvenient.

          The Seller shall have all remedies available at law or equity for post-closing breaches of this Agreement by the Purchaser.

          9.5 Purchaser's Pre-Closing Remedies. If the Seller fails to deliver title and possession of the Shares at Closing in accordance with this Agreement even though all conditions to Seller's obligations have been timely satisfied, then, Purchaser may either:

         (i)  obtain as its sole monetary remedy

         (1) a refund of the Initial Deposit including all accrued interest thereon;

         (2) reimbursement of up to $300,000 for reasonable and documented attorneys' fees, expert fees, consultant fees and expenses incurred therewith and paid by Purchaser (with no reimbursement of any fees or expenses incurred by Purchaser by reason of any financing or equity investment sought by Purchaser in connection with this transaction); and

         (3) Upon the making of such refund and reimbursement, this Agreement shall terminate and Seller and Purchaser shall each be released and discharged from any further obligation to the other hereunder at law or in equity; or

         (ii) bring an action for specific performance of this Agreement.

          9.6 Limitations on Indemnification for Breaches of Representations and Warranties. Seller shall not have any liability under
Section 9.3 hereof unless the aggregate amount of Purchaser's Recoverable Losses exceeds $250,000 (the "Basket") and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $250,000 up to a maximum of $5,000,000.

          9.7     Non-Tax Indemnification Procedures.

          (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.2 or Section 9.3 hereof (regardless of the Basket), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five
(5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

          (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

          (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

          9.8     Tax Matters.

          (a)   Tax Indemnification.

             (i) The Seller agrees to be responsible for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Taxes that may be imposed upon or assessed against the Companies or the assets thereof:

                (A) with respect to all taxable periods ending on or prior to the Closing Date;

                (B) with respect to any and all Taxes of the Companies for the period allocated to the Seller pursuant to Section 9.8(b)(iv);

                (C) arising by reason of any breach by the Seller of any of the representations contained in Section 4.11 hereof;

                (D) by reason of being a successor-in-interest or transferee of another entity; and

                (E) with respect to any and all Taxes of any member of a consolidated, combined or unitary group of which the Companies (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the liability of Companies pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation.

                   (ii)    Purchaser agrees to indemnify and hold
          harmless the Seller from and against any and all Taxes (A) of the Companies with respect to any taxable period of the Companies beginning after the Closing Date and (B) attributable to the period allocated to Purchaser pursuant to Section 9.4(b)(iv).

            (b)  Preparation of Tax Returns; Payment of Taxes.

                   (i) The Seller shall include the Companies, or cause the Companies to be included in, and shall file or cause to be filed, (A) the United States consolidated federal income Tax Returns of the Seller or its Affiliates for the taxable periods of the Companies ending on or prior to the Closing Date and (B) where applicable, all other consolidated, combined or unitary Tax Returns of the Seller or its Affiliates for the taxable periods of the Companies ending (or the portion of any taxable period ending) on or prior to the Closing Date, and shall pay any and all Taxes due with respect to the returns referred to in clause (A) or (B) of this Section 9.8(b)(i). The Seller also shall file or shall cause the Companies to file all other Tax Returns of or which include the Companies required to be filed (taking into account any extensions) on or prior to the Closing Date and shall pay any and all Taxes due with respect to such Tax Returns. All Tax Returns described in this Section 9.8(b)(i) shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable taxing authority or a contrary treatment is required by applicable tax laws (or the judicial or administrative interpretations thereof).

                   (ii) Following the Closing, the Purchaser shall be responsible for preparing or causing to be prepared all federal, foreign, state and local Tax Returns required to be filed by the Companies after the Closing Date. To the extent any Taxes shown due on any such Tax Return are indemnifiable by the Seller, (A) such Tax Return shall be prepared in a manner consistent with prior practice unless otherwise required by applicable tax laws;
          (B) the Purchaser shall provide the Seller with copies of such Tax Return at least 45 days prior to the due date for filing such return; and (C) the Seller shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Returns for 30 days following receipt thereof. The failure of the Seller to propose any changes to any such Tax Return within such 30 days shall be deemed to be an indication of its approval thereof. The Seller and the Purchaser shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof. Any disagreements regarding such Tax Returns which are not resolved prior to the filing thereof shall be promptly resolved pursuant to Section 9.8(h) which shall be binding on the parties. The Purchaser shall file or cause to be filed all such Tax Returns and shall, subject to receiving the payments from the Seller referred to in Section 9.8(b)(iii), pay the Taxes shown due thereon; provided, however, that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of the Purchaser Indemnified Parties, the Seller or the Companies to receive indemnification pursuant to any provision in this Agreement.

                   (iii) Not later than 5 days before the due date for payment of Taxes with respect to any Tax Returns which the Purchaser has the responsibility to file, the Seller shall pay to the Purchaser an amount equal to that portion of the Taxes shown on such return for which the Seller has an obligation to indemnify the Purchaser and its Affiliates pursuant to the provisions of
          Section 9.8(a).

                   (iv) For federal income tax purposes, the taxable year of the Companies shall end as of the close of the Closing Date and, with respect to all other Taxes, the Seller and the Purchaser will, unless prohibited by applicable law, close the taxable period of the Companies as of the close of the Closing Date. Neither the Seller nor the Purchaser shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable law does not permit the Companies to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of the Companies beginning before and ending after the Closing Date shall be allocated (i) to the Seller for the period up to and including the Closing Date, and (ii) to the Purchaser for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be prepared by the Purchaser and shall be made by means of a closing of the books and records of the Companies as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) and Taxes that are not based on income or receipts shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. The Purchaser shall provide the Seller with a schedule showing the computation of the allocation at least 45 days prior to the due date for filing a Tax Return which includes the Closing Date. The Seller shall have the right to review such schedule, and the Purchaser and the Seller shall attempt in good faith mutually to resolve any disagreements regarding the determination of such allocation. Any disagreements regarding such determination shall be resolved pursuant to Section 9.8(h) which shall be binding on the parties. Any amount owing from the Seller under this Section 9.8(b)(iv) shall be paid no later than five (5) days prior to the filing of the underlying Tax Return.

          (c) Cooperation with Respect to Tax Returns. The Purchaser and the Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Companies as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. The Purchaser or the Companies shall retain in its possession, and shall provide the Seller reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Seller may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, the Purchaser may dispose of such material, provided that prior to such disposition the Purchaser shall give the Seller a reasonable opportunity to take possession of such materials.

          (d)   Tax Audits.

                   (i) The Purchaser shall have the sole right to represent the interests of the Companies in any Tax audit or administrative or court proceeding relating to taxable periods of the Companies beginning after the Closing Date and to employ counsel of its choice at its expense; provided that if the results of such Tax audit or proceeding could reasonably be expected to have a material adverse effect on the assets, business, operations, or financial condition of the Seller for taxable periods ending after the Closing Date, then there shall be no settlement or closing or other agreement with respect thereto without the written consent of the Seller (which consent shall not be unreasonably withheld). The Seller agrees that it will cooperate fully with the Purchaser and its counsel in the defense against or compromise of any claim in any said proceeding.

                   (ii) If any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects any Tax for which the Seller is responsible hereunder the Tax reporting position of the Companies for taxable periods ending on or prior to the Closing Date, the Purchaser shall, promptly upon receipt by the Purchaser or the Companies of notice thereof, inform the Seller thereof.

                   (iii) The Seller shall represent the interests of the Companies in any Tax audit or administrative or court proceeding relating to any taxable period of the Companies which includes (but does not begin or end on) the Closing Date. All costs, fees and expenses paid to third parties in the course of such proceeding shall be borne by the Seller and the Purchaser in the same ratio as the ratio in which, pursuant to the terms of this Agreement, the Seller and the Purchaser would share the responsibility for payment of the Taxes asserted by the taxing authority in such claim or assessment if such claim or assessment were sustained in its entirety.

          (e) Refund Claims. Except as otherwise provided in Section 9.8(f), to the extent any determination of Tax liability of the Companies, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid attributable to (i) any period which ends on or before the Closing Date or (ii) any period which includes the Closing Date but does not begin or end on that day, any such refund shall belong to the Seller, provided that in the case of any Tax refund described in clause (ii) of this Section 9.8(e), the portion of such Tax refund which shall belong to the Seller shall be that portion that is attributable to the portion of that period which ends on the Closing Date (determined on the basis of an interim closing of the books as of the Closing Date), and the Purchaser shall promptly pay any such refund, and the interest actually received thereon, to the Seller upon receipt thereof by the Purchaser. Any and all other refunds shall belong to the Purchaser. Any payments made under this Section 9.8(e) shall be net of any Taxes payable with respect to such refund, credit or interest thereon (taking into account any actual reduction in Tax liability realized upon the payment pursuant to this Section 9.8(e)). Any such claim for a refund or amended return shall be filed by the Purchaser at the written request of the Seller and on the Seller's behalf.

          (f) Transfer Taxes. The Seller shall be liable for and shall pay (and shall indemnify and hold harmless the Purchaser against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including, without limitation, real property transfer gains taxes, UCC-2 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any taxing authority or governmental agency in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on the Seller or on the Purchaser or its Affiliates). The Seller hereby agree to file all necessary Documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

          (g) Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to the Seller and the Purchaser. The fees and expenses of such accounting firm shall be borne equally by the Seller and the Purchaser.

          (h) The indemnification provided for in this Section 9.8 shall be the sole remedy for any claim in respect of Taxes and the provisions of Sections 9.1 through 9.3 hereof shall not apply to such claims.

          (i) Any claim for indemnity under this Section 9.8 may be made at any time prior to 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic of permissive).

          9.9 Employee Benefits and Labor Indemnity. The Seller hereby agrees to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all losses, liabilities, obligations, damages, costs and expenses (including reasonable attorneys' fees and the cost and expenses of enforcing such right of indemnification) and penalties, if any, (i) arising out of or based upon or with respect to any Employee Benefit Plan or Pension Plan or any other "employee benefit plan" within the meaning of Section 3(3) of ERISA maintained by, contributed to or to which there is or was an obligation to contribute to by Seller, the Companies, or any ERISA Affiliate and (ii) as a result of any claim made with respect to employment prior to or on the Closing Date with Companies including, without limitation, any claim with respect to, relating to arising out of or in connection with discrimination by the Companies or wrongful discharge (including constructive discharge).

          9.10 Tax Treatment of Indemnity Payments. The Seller and the Purchaser agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

          9.11 Rite Aid Adjustment. The Purchaser acknowledges that prior to the Closing Date, the Companies may be obligated to make a prepaid rent payment to Rite Aid Corporation in connection with the Rite Aid Agreements in the amount of $2,880,000, which is the equivalent of one year's cash rent. On the Closing Date, the Purchaser will owe the Seller the unamortized portion of the prepaid rent remaining. Purchaser shall pay to the Seller such unamortized amount remaining on the balance sheet divided by the number of months remaining in equal monthly installments on the first day of each month following the Closing Date.

                                  ARTICLE X

                                MISCELLANEOUS
          10.1   Certain Definitions.

               For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

               "Affiliate" shall have the meaning ascribed to such term in
Section 4.25.

               "Balance Sheet" shall have the meaning ascribed to such term in
Section 4.8 hereof.

               "Balance Sheet Date" shall have the meaning ascribed to such term in Section 4.8 hereof.

               "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

               "Closing Date"  shall have the meaning ascribed to such term in
Section 3.1 hereof.

               "Code" shall mean the Internal Revenue Code of 1986, as amended. "Company Property" shall have the meaning ascribed to such term in Section 4.12(a) hereof.

               "Commission" shall mean the Nevada Gaming Commission.

               "Compliance Plan" shall mean the Seller's Nevada Gaming Complianceand Reporting Plan, as approved by the Nevada Gaming Control Board.

               "Compliance Review" shall mean the review of any proposed buyer and its principals as required by the Compliance Plan.

               "Contract" means any Contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

               "Effective Date"  shall have the meaning ascribed to such term in
Section 1.1 hereof.

               "Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way relating to the protection of human health and safety or the environment including, without limitation, the Comprehensive
Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Clean Water Act (33 U.S.C. 1251 et seq.), the Clean Air Act
(42 U.S.C. 7401 et seq.) the Toxic Substances Control Act (15 U.S.C.
2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C.
651 et seq.), and the regulations promulgated pursuant thereto.

               "Financial Statements" shall have the meaning ascribed to such term in Section 4.8.

               "GAAP" means generally accepted United States accounting principles as of the date hereof.

               "Gaming Approvals" means the licenses, consents, and approvals required to be obtained by the Purchaser in connection with the acquisition of the Shares and operation of the business of the Companies from the Commission, the Clark County Liquor and Gaming Licensing Board, the City of Las Vegas, and all other licensing authorities having jurisdiction over the business of the Companies or any part of it.

               "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

               "Hazardous Material" means any substance, material or waste which is regulated by the United States, or any state or local governmental authority of the State of Nevada including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law;

               "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

               "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

               "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

               "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

               "Material Adverse Change" means any material adverse change in the business, properties, results of operations, prospects, condition (financial or otherwise) of the Companies, taken as a whole.

               "Material Adverse Effect" means any effect which has resulted in, or is reasonably likely to result in, a Material Adverse Change.

               "Material Contracts" shall have the meaning ascribed to such terms in Section 4.15.

               "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.
               "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

               "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser;
(ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or the Companies; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby.

               "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

               "Personal Property Lease" shall have the meaning ascribed to such term in Section 4.13.

               "Property Lease" shall have the meaning ascribed to such term in
Section 4.12.

               "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property;

               "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or
(z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

               "Subsidiaries" means any Persons of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by any of the Companies.

               "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

               "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

          10.2 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Seller.

          10.3 Expenses. Except as otherwise provided in this Agreement, the Seller and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Companies bear any of such costs and expenses.

          10.4 Specific Performance. The Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Seller under this Agreement, including, without limitation, the Seller's obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          10.5 Further Assurances. The Seller and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

          10.6    Submission to Jurisdiction; Consent to Service of Process.

          (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Nevada over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.11.

          10.7 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

          10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

          10.9 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

          10.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

     If to Seller, to:        Jackpot Enterprises, Inc.
                              1110 Palms Airport Drive
                              Las Vegas, Nevada 89119
                              Attention:  Allan R. Tessler

                              With a copy (which
                              shall not constitute
                              notice) to:

                              Camhy Karlinsky & Stein LLP
                              1740 Broadway, Sixteen Floor
                              New York, New York 10019-4315
                              Attention:  Alan I. Annex

                              With a copy (which
                              shall not constitute
                              notice) to:

                              Koffler & Company
                              11755 Wilshire Boulevard, Suite 2370
                              Los Angeles, California 90025
                              Attention: Stephen A. Koffler

                              With a copy (which
                              shall not constitute
                              notice) to:

                              McDonald Carano Wilson McCune Berin
                              Frankovich & Hicks LLP
                              241 Ridge Street, 4th Floor
                              Reno, Nevada 89505
                              Attention: A.J. Hicks

                              If to Purchaser, to:

                              E-T-T, Inc.
                              5195 Las Vegas Blvd, South
                              Las Vegas, Nevada 89119
                              Attention:  Edward Herbst
                                          Sean Higgins

                              With a copy (which
                              shall not constitute
                              notice) to:

                              Kummer Kaempfer Bonner & Renshaw
                              3800 Howard Hughes Parkway
                              Las Vegas, Nevada 89109
                              Attention: John N. Brewer

          10.11 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

          10.12 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.


                    E-T-T, INC.
                    By:
                    Edward Herbst
                    President
                    JACKPOT ENTERPRISES, INC.:
                    By:
                    Allan R. Tessler
                    Chairman
                                  EXHIBIT A

                                   Company
                                  Authorize
                                  d Capital
                                   Stock;
                                  par value
                                   Shares
                                 Issued and
                                 Outstanding
                                   % Owned
                                  Qualified
                                    to do
                                  Business


                                  Cardivan
                                   Company


                                    100%
                                   Nevada


                                 Corral Coin
                                    Inc.


                                    100%
                                   Nevada


                               Corral Country
                                 Coin, Inc.


                                    100%
                                   Nevada


TABLE OF CONTENTS
ARTICLE I SALE AND PURCHASE OF SHARES. . . . . . . . . . . . . . . . 1
  1.1  Sale and Purchase of Shares . . . . . . . . . . . . . . . . . 1
ARTICLE II  PURCHASE PRICE AND PAYMENT . . . . . . . . . . . . . . . 2
  2.1  Amount of Purchase Price. . . . . . . . . . . . . . . . . . . 2
  2.2  Payment of Purchase Price . . . . . . . . . . . . . . . . . . 2
ARTICLE III CLOSING AND TERMINATION. . . . . . . . . . . . . . . . . 2
  3.1  Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . 2
  3.2  Termination of Agreement. . . . . . . . . . . . . . . . . . . 3
  3.3  Procedure Upon Termination. . . . . . . . . . . . . . . . . . 4
  3.4  Effect of Termination . . . . . . . . . . . . . . . . . . . . 4
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE SELLER . . . . . . 5
  4.1  Organization and Good Standing. . . . . . . . . . . . . . . . 5
  4.2  Authorization of Agreement. . . . . . . . . . . . . . . . . . 5
  4.3  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . 5
  4.4   Subsidiaries.. . . . . . . . . . . . . . . . . . . . . . . . 6
  4.5  Corporate Records.. . . . . . . . . . . . . . . . . . . . . . 6
  4.6  Conflicts; Consents of Third Parties. . . . . . . . . . . . . 7
  4.7  Ownership and Transfer of Shares. . . . . . . . . . . . . . . 7
  4.8  Financial Statements. . . . . . . . . . . . . . . . . . . . . 7
  4.9  No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . 8
  4.10 Absence of Certain Developments . . . . . . . . . . . . . . . 8
  4.11 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
  4.12 Real Property . . . . . . . . . . . . . . . . . . . . . . . .12
  4.13 Tangible Personal Property. . . . . . . . . . . . . . . . . .13
  4.14 Intangible Property.. . . . . . . . . . . . . . . . . . . . .14
  4.15 Material Contracts. . . . . . . . . . . . . . . . . . . . . .14
  4.16 Employee Benefits . . . . . . . . . . . . . . . . . . . . . .16
  4.17 Labor . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
  4.18 Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .20
  4.19 Compliance with Laws; Permits . . . . . . . . . . . . . . . .21
  4.20 Environmental Matters.. . . . . . . . . . . . . . . . . . . .21
  4.21 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .22
  4.22 Inventories; Receivables; Payables. . . . . . . . . . . . . .23
  4.23 Customers and Suppliers . . . . . . . . . . . . . . . . . . .23
  4.24 Financial Advisors. . . . . . . . . . . . . . . . . . . . . .23
  4.25 Transactions with Affiliates. . . . . . . . . . . . . . . . .24
  4.26 Bank Accounts.. . . . . . . . . . . . . . . . . . . . . . . .24
  4.27 Rite Aid Settlement.. . . . . . . . .
  4.28 Technology. . . . . . . . . . . . . . . . . . . . . . . . . .24
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. . . . . .25
  5.1  Organization and Good Standing. . . . . . . . . . . . . . . .25
  5.2  Authorization of Agreement. . . . . . . . . . . . . . . . . .25
  5.3  Conflicts; Consents of Third Parties. . . . . . . . . . . . .25
  5.4  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .26
  5.5  Investment Intention. . . . . . . . . . . . . . . . . . . . .26
  5.6  Financial Advisors. . . . . . . . . . . . . . . . . . . . . .26
  5.7  Financing . . . . . . . . . . . . . . . . . . . . . . . . . .26
ARTICLE VI COVENANTS . . . . . . . . . . . . . . . . . . . . . . . .27
  6.1  Access to Information . . . . . . . . . . . . . . . . . . . .27
  6.2  Conduct of the Business Pending the Closing . . . . . . . . .27
  6.3  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . .31
  6.4  Filings with Governmental Bodies. . . . . . . . . . . . . . .31
  6.5  Compliance Review.. . . . . . . . . . . . . . . . . . . . . .32
  6.6  Other Actions . . . . . . . . . . . . . . . . . . . . . . . .32
  6.7  No Solicitation . . . . . . . . . . . . . . . . . . . . . . .32
  6.8  Preservation of Records . . . . . . . . . . . . . . . . . . .33
  6.9  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . .33
  6.10 Repayment of Loans. . . . . . . . . . . . . . . . . . . . . .33
  6.11 Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
  6.12 Environmental Matters . . . . . . . . . . . . . . . . . . . .34
  6.13 Nonenticement . . . . . . . . . . . . . . . . . . . . . . . .34
  6.16 Financing . . . . . . . . . . . . . . . . . . . . . . . . . .34
ARTICLE VII CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . . .35
  7.1  Conditions Precedent to Obligations of the Purchaser. . . . .35
  7.2  Conditions Precedent to Obligations of the Seller . . . . . .36
ARTICLE VIII DOCUMENTS TO BE DELIVERED . . . . . . . . . . . . . . .37
  8.1  Documents to be Delivered by the Seller.. . . . . . . . . . .37
  8.2  Documents to be Delivered by the Purchaser. . . . . . . . . .38
ARTICLE IX INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . .38
  9.1  Survival of Representations and Warranties. . . . . . . . . .38
  9.2  Purchaser's Indemnity . . . . . . . . . . . . . . . . . . . .38
  9.3  Seller's Indemnity. . . . . . . . . . . . . . . . . . . . . .38
  9.4  Seller's Remedies . . . . . . . . . . . . . . . . . . . . . .39
  9.5  Purchaser's Remedies. . . . . . . . . . . . . . . . . . . . .39
  9.6  Limitations on Indemnification for Breaches of
       Representations and Warranties .. . . . . . . . . . . . . . .39
  9.7  Non-Tax Indemnification Procedures. . . . . . . . . . . . . .40
  9.8  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . .41
  9.9  Employee Benefits and Labor Indemnity . . . . . . . . . . . .45
  9.10 Tax Treatment of Indemnity Payments . . . . . . . . . . . . .46
  9.11 Rite Aid Adjustment . . . . . . . . . . . . . . . . . . . . .46
ARTICLE X MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . .46
  10.1 Certain Definitions . . . . . . . . . . . . . . . . . . . . .46
  10.2 Payment of Sales, Use or Similar Taxes. . . . . . . . . . . .49
  10.3 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .50
  10.4 Specific Performance. . . . . . . . . . . . . . . . . . . . .50
  10.5 Further Assurances. . . . . . . . . . . . . . . . . . . . . .50
  10.6 Submission to Jurisdiction; Consent to Service of Process . .50
  10.7 Entire Agreement; Amendments and Waivers. . . . . . . . . . .51
  10.8 Governing Law . . . . . . . . . . . . . . . . . . . . . . . .51
  10.9 Table of Contents and Headings. . . . . . . . . . . . . . . .51
  10.10 Notices . . . . . . . . . . . . . . . . . .  . . . . . . . .51
  10.11 Severability. . . . . . . . . . . . . . . .  . . . . . . . .52
  10.12 Binding Effect; Assignment. . . . . . . . . . . . . . . . ..52